Exhibit 99.1

Gold Horse International Engages New Auditor as Move to Senior Stock Exchange Advances

HOHHOT, China, July 30, 2010/PRNewswire-Asia/ -- Gold Horse International, Inc., (OTC Bulletin Board:GHII.ob - News) ("Gold Horse" or "the Company"), a diversified China-based construction company that also controls and operates a real estate development business and a hotel and restaurant/banquet facility in Inner Mongolia, engages new auditors, Crowe Horwath (HK) CPA Limited, as the Company advances its program to move to a senior stock exchange before the end of 2010.

Crowe Horwath (HK) CPA Limited is a full-service CPA based in Hong Kong and is a member firm of Crowe Horwath International.  As reported by the firm: “Crowe Horwath (HK) CPA Limited provides a comprehensive range of professional services including audit, tax and advisory services to clients in the Greater China region. They have over 20 directors, 300 professional and supporting staff as well as a strong technical team.”

CEO Liankuan Yang stated: “Gold Horse International remains fully committed to upgrading to a senior U.S. stock exchange in an effort to broaden our exposure to the investment community, which we hope will create a more reasonable valuation for the company's shares. We are confident that our management team, with the support of our board and outside consultants, will be able to reach this goal by the end of 2010.”

About Gold Horse International, Inc.

Gold Horse International, Inc., through its wholly owned subsidiaries, Gold Horse International, Inc. (Nevada) and Global Rise International Ltd., controls and operates Inner Mongolia Jin Ma Construction Co., Ltd., Inner Mongolia Jin Ma Hotel Co., Ltd., and Inner Mongolia Jin Ma Real Estate Development Co., Ltd., all based in Hohhot, the regional capital of Inner Mongolia Autonomous Region in China. Jin Ma Construction has been providing construction and general contractor services in Hohhot to both private developers and to the local and regional governments since 1980. Jin Ma Hotel owns, operates and manages the Jin Ma Hotel, a full-service, two-star hotel and restaurant/banquet facility located in Hohhot. Jin Ma Real Estate develops residential and commercial properties in Hohhot. For more information on the Company, visit http://www.goldhorseinternational.com. Information on the Company's Web site or any other Web site does not constitute a portion of this release.

Safe Harbor Statement

This release contains certain "forward-looking statements" relating to the business of the Company and its subsidiary companies. These forward looking statements are often identified by the use of forward-looking terminology such as "believes”, “expects" or similar expressions. Such forward looking statements involve known and unknown risks and uncertainties such as cost overruns, lack of materials, projected earnings not realized and other risks of construction that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company's periodic reports that are filed with the Securities and Exchange Commission and available on its Web site (http://www.sec.gov). All forward-looking statements attributable to the Company or to persons acting on its behalf are expressly qualified in their entirety by these factors other than as required under the securities laws. The Company does not assume a duty to update these forward-looking statements.

For more information, please contact:

Gold Horse International, Inc.

Mr. Adam Wasserman, CFO

Phone: +1-800-867-0078 x702

Email: adamw@cfooncall.com